_________________________________________________________________

                         LOAN AGREEMENT




                             BETWEEN




               FIRST INTERSTATE BANK OF CALIFORNIA

                               AND



                SAN DIEGO GAS & ELECTRIC COMPANY





                   Dated as of January 3, 1995

_________________________________________________________________

                        TABLE OF CONTENTS


                                                            Page

                            ARTICLE I

             DEFINITIONS AND FINANCIAL REQUIREMENTS

1.1  Definitions .  .  .  .  .  .  .  .  .  .  .  .  .  .   1
1.2  Interpretation    .  .  .  .  .  .  .  .  .  .  .  .   6
1.3  Financial Requirements  .  .  .  .  .  .  .  .  .  .   6


                           ARTICLE II

                   AMOUNT AND TERMS OF CREDIT

2.1  Commitment for Loans    .  .  .  .  .  .  .  .  .  .   7
2.2  Minimum Loan Amounts .  .  .  .  .  .  .  .  .  .  .   7
2.3  Notice of Borrowing  .  .  .  .  .  .  .  .  .  .  .   7
2.4  Disbursement of Funds.  .  .  .  .  .  .  .  .  .  .   8
2.5  Loan Account.  .  .  .  .  .  .  .  .  .  .  .  .  .   8
2.6  Prepayment or Conversion of Loans.  .  .  .  .  .  .   8
2.7  Repayment of Principal and Payment of Interest  .  .   10
2.8  Commitment Fee .  .  .  .  .  .  .  .  .  .  .  .  .   12
2.9  Type of Funds for Payment and Place of Payment  .  .   12
2.10 Past Due Payments .  .  .  .  .  .  .  .  .  .  .  .   13
2.11 Indemnification for Breaking Deposits  .  .  .  .  .   13
2.12 Changes in Funding Circumstances .  .  .  .  .  .  .   13


                           ARTICLE III

                      CONDITIONS PRECEDENT

3.1  Conditions Precedent to the Loans  .  .  .  .  .  .    16
3.2  Conditions Precedent to Each Loan  .  .  .  .  .  .    17


                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

4.1  Representations and Warranties of the Borrower  .  .   17




                               (i)

                                                            Page

                            ARTICLE V

                    COVENANTS OF THE BORROWER

5.1  Covenants of the Borrower  .  .  .  .  .  .  .  .  .   19


                           ARTICLE VI

                        EVENTS OF DEFAULT

6.1  Default  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .   20


                           ARTICLE VII

                          MISCELLANEOUS

7.1  Notice   .  .  .  .  .  .  .  .  .  .  .  .  .  .  .   23
7.2  Payment of Expenses  .  .  .  .  .  .  .  .  .  .  .   23
7.3  Delay .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .   24
7.4  Survival of Representations and Warranties.  .  .  .   24
7.5  Waiver.  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .   24
7.6  Delivery of Documents.  .  .  .  .  .  .  .  .  .  .   24
7.7  Binding Effect .  .  .  .  .  .  .  .  .  .  .  .  .   24
7.8  Governing Law  .  .  .  .  .  .  .  .  .  .  .  .  .   25
7.9  Execution In Counterparts  .  .  .  .  .  .  .  .  .   25


      Annex I .  .  .  .  .  .  .  .  .  .  .  .  .  .  .   26















                              (ii)

                         LOAN AGREEMENT


     THIS LOAN AGREEMENT made and entered into as of January 3, 1995 between SAN DIEGO GAS & ELECTRIC COMPANY, a California corporation (the "Borrower"), and the bank identified in Annex 1 hereto (the "Bank"), with respect to the following:

                            ARTICLE I

             DEFINITIONS AND FINANCIAL REQUIREMENTS

     1.1  Definitions

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Agreement" means this Loan Agreement, as amended, modified or supplemented from time to time.

          "Availability Period" means, initially, the period from the date of this Agreement through January 3, 2000; provided, however, that the Availability Period shall be extended for successive one (1) or two (2) year periods upon (a) receipt by the Bank from the Borrower of a request for such extension, which request shall be received at least sixty (60) days prior to the current expiration date of the Availability Period, and (b) written approval of such extension from the Bank to the Borrower, which approval shall be given at the sole and absolute discretion of the Bank and shall be received at least thirty (30) days prior to the current expiration date of the Availability Period. After January 3, 1997, Availability Period shall mean the period from the date of the most recent extension of the Availability Period to the date set forth in the then effective Annex 1 hereto as the "Expiration Date of Availability Period."

          "Bank Home Town" means the city identified in Annex 1 as the "Domestic Lending Office."

          "Banking Day" means a day on which banks are open for business in New York, New York and the Bank Home Town, and on which dealings are carried on in Dollar deposits in offshore Dollar interbank markets.

          "Board" means the Board of Governors of the Federal
Reserve System of the United States (or any successor thereto).

          "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower by the Bank.

          "Business Day" means a day, except a Saturday or Sunday, in which the Bank is open for business.

          "CD Loan" means a Loan for which interest is based on the CD Rate.

          "CD Rate" means, for each CD Rate Interest Period, the rate of interest (rounded upward, if necessary, to the nearest 1/8 of one percent) determined pursuant to the following formula:

     CD Rate = Certificate of Deposit Rate + Assessment Rate
               ---------------------------------------------
                         1.00 - Reserve Percentage

Where,

          (a) "Assessment Rate" means the rate (rounded upward, if necessary, to the nearest 1/100 of one percent) determined by the Bank to be the net annual assessment rate in effect on the first day of such CD Rate Interest Period for calculating the net annual assessment payable to the Federal Deposit Insurance Corporation (or any successor) for insuring deposits at offices of the Bank in the United States.

          (b) "Certificate of Deposit Rate" means, for each such CD Rate Interest Period, the rate of interest determined by the Bank to be the arithmetic average (rounded upward, if necessary, to the nearest 1/100 of one percent) of the rates of interest bid by two or more certificate of deposit dealers of recognized standing selected by the Bank for the purchase at face value of Dollar certificates of deposit issued by major United States banks for such CD Rate Interest Period and in the amount of such CD Loan to be outstanding during such period at the time selected by the Bank on the first day of such CD Rate Interest Period.

          (c) "Reserve Percentage" means, for such CD Rate Interest Period, the total (expressed as a decimal) of the maximum reserve percentages (including, but not limited to, marginal, emergency, supplemental, special, and other reserve percentages), in effect on the first day of such CD Rate Interest Period, prescribed by the Board for determining the reserves to be maintained by member banks of the Federal Reserve System for nonpersonal time deposits with a maturity equal to such CD Rate Interest Period.

          "CD Rate Interest Period" means, for each CD Loan, the period commencing on the date the CD Loan is made and ending thirty
(30), sixty (60), ninety (90), one hundred eighty (180), two hundred seventy (270), or three hundred sixty (360) days, or eighteen (18), or twenty-four (24) months thereafter, or any other period as mutually agreed upon, but never greater than the last day of the Availability Period, as requested by the Borrower pursuant to a Notice of Borrowing.

          "CD Rate Margin" means, with respect to any CD Rate Loan, the percentage figure set forth opposite the applicable S&P Bond Rating and the Moody's Bond Rating in Annex 1 hereto as the "CD Rate Margin" provided that if the S&P Bond Rating and the Moody's Bond Rating do not fall within the same Level, the CD Rate Margin will be the rate opposite the lower Level (with Level III being the lowest Level) and provided, further, that in the event an S&P Bond Rating or a Moody's Bond Rating is not available from either rating agency, the CD Rate Margin will be the rate opposite Level III.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the date of this Agreement, and to any subsequent provisions of the Code amendatory thereof, supplementary thereto or substituted therefor.

          "Commitment" means the amount set forth in Annex 1 hereto as the "Amount of Bank Commitment," as the same may be reduced in accordance with Section 2.1(b) hereof.

          "Commitment Fee" shall have the meaning given such term in Section 2.8 hereof.

          "Default" means an event which, with the giving of notice, the lapse of time, or both, shall become an Event of Default.

          "Dollar" and the sign "$" each mean United States dollars or such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts in the United States of America.

          "Domestic Lending Office" means the office designated by the Bank as such in Annex 1 hereto, or such other office or offices as the Bank may from time to time select and notify to the Borrower.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA amendatory thereto, supplementary thereto or substituted therefor.

          "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary would be deemed to be a member of the same "controlled group" within the meaning of Sections 414(b) and (c) of the Code.

          "Event of Default" has the meaning set forth in Article
VI hereof.

          "Interest Period" means (a) with respect to any CD Loan, the CD Rate Interest Period for such Loan, (b) with respect to any Offshore Loan, the Offshore Rate Interest Period for such Loan and
(c) with respect to any Money Market Loan, the Money Market
Interest Rate Period for such Loan.

          "Lending Office" means, with respect to each Offshore
Loan, the Offshore Lending Office, and with respect to all other
Loans, the Domestic Lending Office.

          "Loan" means a CD Loan, a Money Market Loan, an Offshore Loan or a Reference Rate Loan.

          "Money Market Loan" means a Loan in any amount the Bank, in its sole and absolute discretion, shall agree upon with the Borrower and for which interest is based on the Money Market Rate.

          "Money Market Rate" means the rate of interest upon each Money Market Loan, as the Bank, in its sole and absolute discretion, shall agree upon with the Borrower.

          "Money Market Rate Interest Period" means the Interest
Period for each Money Market Loan, as agreed upon by the Bank, in its sole and absolute discretion, and the Borrower.

          "Notice of Borrowing" shall have the meaning given such term in Section 2.3 hereof.

          "Offshore Lending Office" means the office designated by the Bank as such in Annex 1 hereto, or such other office or offices as the Bank may from time to time select and notify to the Borrower.

          "Offshore Loan" means a Loan for which interest is based on the Offshore Rate.

          "Offshore Rate" means, for each Offshore Rate Interest
Period, the interest rate per annum (rounded upward, if necessary to the nearest 1/100 of one percent) determined pursuant to the following formula:

                              IBOR
                 -------------------------------
Offshore Rate =  1 - Offshore Reserve Percentage

Where:

          (a) "IBOR" means, for each such Offshore Rate Interest Period, the interest rates per annum at which Dollar deposits for such Offshore Rate Interest Period would be offered by the Bank's branch in Nassau, to major banks in the offshore Dollar interbank markets upon request of such banks at approximately 11:00 a.m. New York time two (2) Banking Days prior to the first day of such Offshore Rate Interest Period;

          (b) "Offshore Reserve Percentage" means, for each such Offshore Rate Interest Period, the maximum reserve percentage (expressed as a decimal) in effect on the first day of the Offshore Rate Interest Period, prescribed by the Board for determining the reserves to be maintained by member banks of the Federal Reserve System for "Eurocurrency liabilities" or for any other category of liabilities which includes deposits by reference to which the interest rate on Offshore Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents.

          "Offshore Rate Interest Period" means, for each Offshore Loan, the period commencing on the date the Offshore Loan is made and ending one (1), three (3), six (6), nine (9), twelve (12), eighteen (18), or twenty-four (24) months thereafter, or, such other period or periods as the Bank, in its sole and absolute discretion, shall agree upon with the Borrower, but in any event not later than any other period as mutually agreed upon, but never greater than the last day of the Availability Period, as requested by the Borrower pursuant to a Notice of Borrowing.

          "Offshore Rate Margin" means, with respect to any Offshore Loan, the percentage figure set forth opposite the applicable S&P Bond Rating and the Moody's Bond Rating in Annex 1 hereto as the "Offshore Rate Margin" provided that if the S&P Bond Rating and the Moody's Bond Rating do not fall within the same Level, the Offshore Rate Margin will be the rate opposite the lower Level (with Level III being the lowest Level) and provided, further, that in the event an S&P Bond Rating or a Moody's Bond Rating is not available from either rating agency, the Offshore Rate Margin will be the rate opposite Level III.

          "Participant" shall have the meaning given such term in
Section 7.7 hereof.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" means a corporation, an association, a partnership, an organization, a business, an individual or a government or political subdivision thereof or any governmental agency.

          "Plan" means any multi-employer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to, or, at any time during the five calendar years preceding the date of this Agreement, was maintained or contributed to, for employees of the Borrower or any Subsidiary or an ERISA Affiliate.

          "Reference Rate" means the rate of interest publicly announced from time to time by the Bank in the Bank Home Town, as its commercial loan base rate. The Reference Rate is a rate set by the Bank based on various factors including the Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. Loans may be priced at, above or below the Reference Rate. Any change in the fluctuating interest rate hereunder resulting from a change of the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate, or if no such public announcement is made, on the date of such change.

          "Reference Rate Loan" means a Loan for which interest is based on the Reference Rate.

          "Repayment Date" means the due date for any Loan disbursed prior to the last day of the Availability Period and shall be no later than the last day of the Availability Period.

          "Reportable Event" means an event described in Section
4043(b) of ERISA with respect to a Plan as to which the thirty (30) day notice requirement has not been waived by the PBGC.

          "Subsidiary" means those Persons the decision-making process of which is controlled by the Borrower, its Subsidiaries or individuals who control the decision-making process of the Borrower.

          "Unfunded Current Liability" of any Plan means the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent Plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

     1.2  Interpretation

          (a) Headings of articles and sections herein and the table of contents hereof are solely for convenience of reference, do not constitute a part hereof and shall not affect the meaning, construction or effect hereof.

          (b) The words "herein," "hereof," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or subdivision hereof.

     1.3  Financial Requirements

          Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial information required under this Agreement shall be prepared, and all financial computations required under this Agreement shall be made, in accordance with generally accepted accounting principles as in effect from time to time, and applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Bank.


                           ARTICLE II

                   AMOUNT AND TERMS OF CREDIT

     2.1  Commitment For Loans

          (a) Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees, from time to time during the Availability Period, to make Loans to the Borrower, which Loans shall be, at the option of the Borrower, CD Loans, Money Market Loans, Offshore Loans or Reference Rate Loans; provided, however, that the aggregate principal amount of Loans outstanding shall not at any time exceed the amount of the Commitment.

          (b) Reduction of the Commitment. The Borrower may permanently reduce in whole or in part the unutilized portion of the Commitment by giving to the Bank written notice thereof, which notice shall specify the date and the amount of such reduction; provided, that, the Borrower shall, on or prior to the date of reduction or termination so specified, pay to the Bank the accrued Commitment Fee for the period up to such date of reduction or termination; and provided, further, that in no event shall the Commitment be reduced below the aggregate amount of all Loans outstanding on the date of such reduction.

     2.2  Minimum Loan Amounts

          (a) Each CD Loan and each Offshore Loan hereunder shall be in the amount of Five Hundred Thousand Dollars ($500,000) or integral multiples thereof.

          (b) Each Reference Rate Loan shall be in a minimum aggregate principal amount of One Hundred Thousand Dollars
     ($100,000) or integral multiples thereof.

     2.3  Notice of Borrowing

          (a) The disbursement of each Loan shall be made upon written or tested telex request or telephone notice ("Notice of Borrowing") promptly followed by written confirmation, which Notice of Borrowing shall be irrevocable, shall be received by the Bank at least (a) two (2) Banking Days prior to the date of the Loan in the case of an Offshore Loan, and
     (b) one (1) Business Day prior to the date of the Loan in the case of a CD Loan, or Reference Rate Loan, and shall specify:

          (i)    The date of such Loan, which shall be a Business
                 Day;

          (ii)   The aggregate principal amount of such Loan;

          (iii)  Whether the Loan is to be a CD Loan, Offshore
                 Loan           or Reference Rate Loan; and

          (iv)   If such Loan is to be a CD Loan, or Offshore
                 Loan, the duration of the relevant Interest
                 Period.

          (b) The Borrower may also request offers to make Money Market Loans. The Bank may, but shall have no obligation to make such offers and Borrower may, but shall have no obligation to, accept any such offers as set forth as follows:

          (i)    The date of such Loan, which shall be a Business
                 Day;

          (ii)   The aggregate principal amount of such Loan;

          (iii)  The duration of the relevant Interest Period; and

          (iv)   The applicable Money Market Rate.

     2.4  Disbursement of Funds

          Not later than 11:00 a.m. (in time zone of Bank Home
Town) on the date specified for each Loan, the Bank shall make available such Loan (in the case of a Money Market Loan, if an offer made by Bank has been accepted by Borrower), in immediately available funds credited to the Borrower's bank account identified in Annex 1 hereto.

     2.5  Loan Account

          The Bank shall open and maintain on its books a Loan Account in the Borrower's name and shall: (a) enter as debits thereto (i) each CD Loan, Money Market Loan, Offshore Loan and Reference Rate Loan made to the Borrower and interest accrued thereon; and (b) enter as credits thereto all repayments of principal and payments of interest received by the Bank. The Bank shall give confirming notice to the Borrower of each Loan made to the Borrower. The Banks' records showing such entries shall be presumed correct, absent manifest error. Failure to make any such entry or notice, however, shall not affect the obligations of the Borrower in respect of each Loan.

     2.6  Prepayment or Conversion of Loans

          (a) The Borrower may prepay, at any time, any or all Loans, in whole or in part, provided, that:

          (i) The Bank has received irrevocable notice of such prepayment at least (A) one (1) Business Day prior to the date thereof in the case of a CD Loan, a Money Market Loan or a Reference Rate Loan, and (B) two (2) Banking Days prior to the date thereof in the case of an Offshore Loan;

          (ii) The notice of prepayment specifies (A) the date of prepayment which shall be (x) a Business Day in the case of a CD Loan, a Money Market Loan or a Reference Rate Loan, and (y) a Banking Day in the case of an Offshore Loan, (B) the amount of the prepayment which shall be in an amount at least equal to (x) One Million Dollars ($1,000,000) or integral multiples thereof in the case of a CD Loan, a Money Market Loan or an Offshore Loan, or (y) Five Hundred Thousand Dollars ($500,000) or integral multiples thereof in the case of a Reference Rate Loan; and

          (iii) On the date of prepayment, the Borrower pays to the Bank the principal amount of the Loans being prepaid together with all accrued interest thereon.

          In addition, the Borrower shall pay to the Bank any amounts due under Section 2.11 hereof as a result of any prepayment in accordance with the terms of such Section 2.11.

          (b) The Borrower may convert any or all outstanding loans of any type into a Loan or Loans of another type provided for herein, provided, that:

          (i) The Bank has received irrevocable notice of such conversion at least (A) one (1) Business Day prior to the date thereof if a Loan will be converted into a CD Loan, a Money Market Loan or a Reference Rate Loan, and (B) two (2) Banking Days prior to the date thereof if a Loan will be converted into an Offshore Loan;

          (ii) The notice of conversion specifies (A) the date of conversion which shall be both (x) if applicable, the last day of the Interest Period of the Loan to be converted, unless the Loan to be converted is a CD Loan, Money Market Loan or Offshore Loan affected by the circumstances described in Section 2.12(b) (i)(A) or (B), in which case the requirements of this clause (x) shall not apply and (y) a Business Day, or a Banking Day if the Loan is or will be converted into an Offshore Loan, (B) the Loan or Loans to be converted by amount and (C) the type of Loan into which a Loan or Loans are to be converted and the Interest Period applicable thereto; and

          (iii) On the date of conversion (A) the Borrower pays to the Bank the accrued and unpaid interest due on the Loan to be converted, (B) no Default or Event of Default has occurred or is continuing,
                 (C) the Repayment Date for such Loan has not occurred and (D), if the Loan to be converted is a CD Loan, Money Market Loan or Offshore Loan affected by the circumstances described in
                 Section 2.12(b) (i)(A), the Borrower also pays to the Bank any additional amounts payable to the Bank in respect of such Loan pursuant to Sections
                 2.11 and 2.12(b)(i) hereof.

          (c) In the event the Borrower (i) does not provide the Bank with a timely notice of conversion as required under
     Section 2.6(b) hereof and (ii) either (A) does not repay to the Bank the principal amount of a CD Rate Loan, a Money Market Loan or an Offshore Loan at the end of the Interest Period applicable thereto, or (B), if the Loan to be converted is a CD Loan, Money Market Loan or Offshore Loan affected by the circumstances described in Section 2.12(b)(i)(A), does not pay the additional amounts required to be paid on the date of conversion, then at the option of the Bank, in its sole and absolute discretion, such Loan or Loans shall be converted into Reference Rate Loans and shall bear interest as a Reference Rate Loan until the earlier of repayment thereof or conversion thereof pursuant to Section 2.6(b) hereof; provided, that:

          (i) No Default or Event of Default (other than the failure to repay the principal amount of a Loan at the end of an applicable Interest Period) has occurred or is continuing on the date of such conversion;

          (ii)   The Repayment Date has not occurred.

          In addition, the Borrower shall pay to the Bank accrued and unpaid interest due on any Loan converted pursuant to this
Section 2.6(c) within the grace period provided in Section 6.1(b) hereof, and any additional amounts as referenced in Section 2.12(b)(i)(A) hereof,

          (d) Upon any conversion of a Loan pursuant to Sections 2.6(b) or (c) hereof, the Bank shall make such entries in the loan account established in accordance with Section 2.5 hereof to effect such conversion.

     2.7  Repayment of Principal and Payment of Interest

     (a) CD Loans. The outstanding principal balance of each CD Loan shall bear interest at a rate per annum equal to the sum of the CD Rate and the CD Rate Margin (such interest being computed daily on the basis of a three hundred sixty (360) day year and actual days elapsed, which results in more interest than if a three hundred sixty-five (365) day year were used). Interest on each CD Loan shall be paid by the Borrower on the last day of the CD Rate Interest Period for such CD Loan and, in addition, (i) if such CD Rate Interest Period is one hundred eighty (180) days, on the date falling ninety (90) days after the commencement of such CD Rate Interest Period, and (ii) if such CD Rate Interest Period is longer than one hundred eighty (180) days, on each date occurring at ninety
     (90) day intervals after the first date of the CD Rate Interest Period. The entire outstanding principal amount of each CD Loan shall be repaid by the Borrower on the last day of the CD Rate Interest Period for such CD Loan.

     (b) Money Market Loans. The outstanding principal balance of each Money Market Loan shall bear interest at a rate per annum equal to the Money Market Rate (as computed by the Bank). Interest on each Money Market Loan shall be paid, by the Borrower, on the last day of the Money Market Rate Interest Period, and, in addition, on such date or dates as the Bank, in its sole and absolute discretion, shall agree upon with the Borrower. The entire outstanding principal amount of each Money Market Loan shall be repaid by the Borrower on the last day of the Money Market Rate Interest Period.

     (c) Offshore Loans. The outstanding principal balance of each Offshore Loan shall bear interest at a rate per annum equal to the sum of the Offshore Rate and the Offshore Rate Margin (such interest being computed daily on the basis of a three hundred sixty (360) day year and actual days elapsed, which results in more interest than if a three hundred sixty-five (365) day year were used). Interest on each Offshore Loan shall be paid, by the Borrower, on the last day of the Offshore Rate Interest Period for such Offshore Loan and, in addition, (i) if such Offshore Rate Interest Period is six (6) months, on the date falling three (3) months after the commencement of such Offshore Rate Interest Period, and (ii) if such Offshore Rate Interest Period is longer than six (6) months, on each date occurring at three (3) month intervals after the first day of the Offshore Rate Interest Period. The entire outstanding principal amount of each Offshore Loan shall be repaid by the Borrower on the last day of the Offshore Rate Interest Period for such Offshore Loan.

     (d) Reference Rate Loans. The outstanding principal balance of each Reference Rate Loan shall bear interest at a rate per annum equal to the Reference Rate, (computed daily on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as the case may be, and actual days elapsed) as such Reference Rate shall change from time to time until principal is paid in full to the Bank. Interest on each outstanding Reference Rate Loan shall be paid by the Borrower quarterly in arrears commencing on the first Business Day of the calendar quarter immediately following the quarter during which such Reference Rate Loan was made to the Borrower, and upon payment in full of the principal of the Reference Rate Loan. The entire outstanding principal amount of each Reference Rate Loan made to the Borrower shall be repaid by the Borrower on the Repayment Date.


     2.8  Commitment Fee

     The Borrower shall pay the Bank a fee (the "Commitment Fee"), computed at the per annum rate set forth opposite the applicable S&P Bond Rating and the Moody's Bond Rating in Annex 1 hereto as the "Commitment Fee Rate," provided that if the S&P Bond Rating and the Moody's Bond Rating do not fall within the same Level, the Commitment Fee Rate will be the rate opposite the lower Level (with Level III being the lowest Level) and provided, further, that in the event an S&P Bond Rating or a Moody's Bond Rating is not available from either rating agency, the Commitment Fee Rate will be the rate opposite Level III. The commitment Fee shall be computed on the difference, if any, between the Amount of Bank Commitment and the average daily total outstanding Loans. The Commitment Fee shall be calculated on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as the case may be, and actual days elapsed. The accrued Commitment Fee shall be payable quarterly in arrears with the first quarter commencing on the date hereof and ending on March 31, 1995. Each such payment shall be due and payable on the tenth day following receipt by the Borrower of notice from the Bank of the amount due, and, if the Commitment expires or is terminated or reduced, then on the tenth day following the date of such expiry, termination or reduction.

     2.9   Type of Funds for Payment and Place of Payment

     (a) The Borrower shall make each payment to the Bank of principal of, and interest on, the Loans, of the Commitment Fee and of other commissions or fees hereunder, without setoff or counterclaim, when due, in immediately available funds, not later than 11:00 A.M. (in time zone of Bank Home Town) on such due date and at its Domestic Lending Office (i) for the account of such office with respect to any CD Loan, Money Market Loan, or Reference Rate Loan, any payment related thereto, or any payment of the Commitment Fee or other commissions or fees hereunder, and (ii) for the account of the Offshore Lending Office with respect to any Offshore Loan or payment related thereto.

     (b) All sums received after such time shall be deemed received on the next Banking Day in the case of a payment respecting an Offshore Loan, and the next Business Day in all other cases. Except in the case of Offshore Loans, whenever any payment to be made hereunder shall be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day. In the case of Offshore Loans, the last day of the Offshore Rate Interest Period (and therefore the due date for repayment of principal and interest on Offshore Loans) shall be determined in accordance with the practices of the offshore Dollar interbank markets as from time to time in effect. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon and fees shall accrue and be payable on such extended time.

     2.10  Past Due Payments

     If any sum of principal, interest or other sum due hereunder in connection with a CD Loan, Money Market Loan or Offshore Loan is not paid when due, the Borrower shall, on demand, indemnify the Bank against any loss, cost or expense including any loss of profit and any loss, cost, or expense in liquidating or employing deposits acquired from third parties in connection with such Loan, incurred by the Bank as a consequence of any such failure to pay any sum of principal, interest, or other sum when due hereunder. In addition, loans which are not paid or converted, when due, shall bear interest until paid in full at the Reference Rate.

     2.11  Indemnification for Breaking Deposits

     If for any reason (including prepayment, conversion and acceleration) the Bank receives any payment of principal of any CD Loan, Money Market Loan or Offshore Loan on a day other than the last day of the Interest Period applicable to such Loan, then the Borrower shall reimburse the Bank on demand for any loss incurred by it as a result of the timing of such payment, including without limitation any loss incurred in liquidating or employing deposits from third parties and including loss of profit for the period after such payment. The Bank will provide the Borrower with a written statement of said costs, losses, or payments which certificate shall be presumed correct, absent manifest error. If as a result of prepayment, the Bank immediately redeploys the funds at a rate equal to or greater than the rate on the Loan prepaid, then the Borrower will not be obligated to reimburse the Bank for any cost.

     2.12  Changes in Funding Circumstances

     (a) Availability. In the event that the Bank shall determine, which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto, on the date any Notice of Borrowing is made that, by reason of any changes arising after the date of this Agreement affecting the offshore Dollar interbank markets or the secondary certificate of deposit market, as the case may be, adequate and fair means do not exist for ascertaining the applicable interest rate, then the Bank shall promptly give notice (by telephone confirmed in writing) to the Borrower of such determination. Thereafter, CD Loans and Offshore Loans, as the case may be, shall no longer be available until such time as the Bank notifies the Borrower that the circumstances giving rise to such notice by the Bank no longer exist, and, at such time, the Bank's obligation to make CD Loans or Offshore Loans, as the case may be, shall be automatically reinstated.

     (b)  Increased Costs and Illegality of Loans

          (i)    In the event that the Bank shall have determined
                 (which determination shall, absent manifest error, be final and conclusive and binding upon the Borrower):

                 (A) At any time, that the Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any CD Loan, Money Market Loan or Offshore Loan, other than any such increased costs or reductions in the amounts received or receivable hereunder due to increased capital requirements as set forth in Section 2.12(c) below, because of (x) any change after the date of this Agreement in any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order or request), including, without limitation, (1) a change in the basis of taxation of payments to the Bank or its applicable Lending Office of the principal of or interest on the Loans or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of the Bank or its applicable Lending Office imposed by the jurisdiction in which its principal office or applicable Lending Office is located) or (2) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D of the Board to the extent included in the computation of the CD Rate or Offshore Rate, as the case may be, or (y) other circumstances affecting the Bank or the offshore Dollar interbank markets or the secondary certificate of deposit market, as the case may be, or the position of the Bank in such market; or

                 (B)     At any time, that the making or
                 continuance of any CD Loan, Money Market Loan or Offshore Loan has been made (x) unlawful by any law or governmental rule, regulation or order,
                 (y) impossible by compliance by the Bank with any governmental rule or request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the offshore Dollar interbank markets or the secondary certificate of deposit market, as the case may be;

                 then, and in any such event, the Bank shall promptly give notice (by telephone confirmed in writing) to the Borrower. Thereafter (x) in the case of clause (A) above, the Borrower shall pay to the Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Bank in its sole discretion shall determine) as shall be required to compensate the Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to the Bank, showing the basis for the calculation thereof, submitted to the Borrower by the Bank shall, absent manifest error, be final and conclusive and binding on the Borrower) and (y) in the case of clause (B) above, the Borrower shall take one of the actions specified in Section 2.12(b)(ii) hereof as promptly as possible and, in any event, within the time period required by law.

          (ii) At any time that any CD Loan, Money Market Loan or Offshore Loan is affected by the circumstances described in Section 2.12(b)(i)(A) or (B) above, the Borrower may (and in the case of a CD Loan or Offshore Loan affected by the circumstances described in Section 2.12(b)(i)(B) hereof shall) either (x) if the affected CD Loan, Offshore Loan or Money Market Loan is then being made, cancel its Notice of Borrowing by giving the Bank telephonic notice (confirmed in writing) of the cancellation on the same date that the Borrower was notified by the Bank pursuant to Section

                 2.12(b)(i)(A) or (B) hereof or (y) if the affected CD Loan, Money Market Loan or Offshore Loan is then outstanding, request the Bank to convert such CD Loan, Money Market Loan or Offshore Loan under Section 2.6(b) hereof; provided, however, that if the Borrower fails to request conversion under such Section 2.6(b), then the Bank may convert the Loans under Section 2.6(c) hereof in accordance with the terms thereof.

     (c) Capital Adequacy. If the Bank determines (which determination shall, absent manifest error, be final, conclusive and binding upon the Borrower) at any time that any applicable law or governmental rule, regulation, order or request after the date of this Agreement (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank based on the existence of the Commitment hereunder or its obligations hereunder to make Loans, the Borrower shall pay to the Bank upon its written demand therefore sent to the Borrower, such additional amounts as shall be required to compensate the Bank for the increased cost to the Bank as a result of such increase of capital. In determining such additional amounts (in the form of an increased commitment fee or such other form of compensation as the Bank shall, in its sole discretion determine) the Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that the Bank's determination of compensation owing under this Section 2.12(c) shall, absent manifest error, be final and conclusive and binding on the Borrower. The Bank, upon determining that any additional amounts will be payable pursuant to this Section 2.12(c), will send prompt written notice thereof to the Borrower, which notice shall show the basis for calculation of such additional amounts.


                           ARTICLE III

                      CONDITIONS PRECEDENT

     3.1  Conditions Precedent to the Loans

          The obligation of the Bank to make any Loans hereunder is subject to the condition precedent that the Bank shall have received from the Borrower, on or prior to the date of this Agreement, all of the following in form and substance satisfactory to the Bank:

          (a) A certified copy of the resolution of the Board of

          Directors of the Borrower or the Executive Committee thereof (if such action by the Executive Committee is authorized by the Bylaws of the Borrower) evidencing the authorization for the Borrowings herein provided and other matters contemplated hereby and a certified copy of all documents evidencing necessary corporate action and any governmental approval, including but not limited to that of the California Public Utilities Commission, with respect to Borrowings under this Loan Agreement;

          (b) A favorable written opinion, in form and substance satisfactory to the Bank, of the Vice President and General Counsel or Assistant General Counsel of the Borrower as to the matters referred to in Sections 4.1(b) through 4.1(d) hereof;

          (c) A signed copy of a Certificate of the Secretary or an Assistant Secretary of the Borrower which shall certify the names of the officers of the Borrower authorized to sign this Agreement and the other documents or certificates to be delivered pursuant hereto by the Borrower or any of its officers, together with the true signatures of each such officer. The Bank may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or an Assistant Secretary of the Borrower cancelling or amending the prior certificate and submitting the true signatures of the officers named in such further certificate; and

          (d) Such additional information, document or instruments as may be reasonably requested by the Bank.

     3.2  Conditions Precedent to Each Loan

          The obligation to disburse any Loan at any time
(including any Loan made on the date of this Agreement) is subject to the performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions:

          (a) Timely receipt by the Bank of the appropriate Notice of Borrowing from the Borrower;

          (b) The representations and warranties contained in Sections 4.1(a) through 4.1(g) hereof are true and accurate in all material respects as though made on and as of the date of the Notice of Borrowing and the date of the Loan requested therein;

          (c) No Default or Event of Default has occurred and is continuing on the date of the Notice of Borrowing and the date of the Loan and no Default or Event of Default shall occur as a result of the making of the Loan; and

          (d) Receipt by the Bank of such additional information concerning any of the matters set forth in Article IV hereof as may be reasonably requested by the Bank.


                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

     4.1  Representations and Warranties of the Borrower

          The Borrower represents and warrants for the benefit of the Bank as follows:

          (a) All financial statements, information and other data furnished by the Borrower to the Bank in connection with the Borrower's application for credit hereunder are, in all material respects, accurate and correct as of the date thereof and such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied and accurately represent the financial condition of the Borrower;

          (b) The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute, deliver and to perform all of its obligations under this Agreement;

          (c) The making and the performance by the Borrower of this Agreement have been duly authorized by all necessary corporate action and do not contravene any provision of law or of the Borrower's amended Articles of Incorporation or Bylaws or of any indenture or agreement or instrument to which the Borrower is a party or by which the Borrower or its properties may be bound or affected, and this Agreement is binding on the Borrower;

          (d) The Loans have been duly authorized by an order of the Public Utilities Commission of the State of California, and any governmental authority, commission or entity whose authorization is required, or, if such authorization has not been obtained, such authorization is not required;

          (e) No Default or Event of Default has occurred and is continuing or would result from the incurring of obligations by the Borrower under this Agreement;

          (f) None of the proceeds of any Loan hereunder will be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" (as defined Regulation U, as amended from time to time, of the Board). The Borrower is not engaged principally, as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks within the meaning of said Regulation U; and

          (g) Each Plan is in substantial compliance with ERISA; no Plan is insolvent or in reorganization; no Plan has any material Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; neither the Borrower, any Subsidiary nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing Sections on account of the termination of participation in or contributions to any such Plan; no proceedings have been instituted to terminate any Plan in a distressed termination; no condition exists which presents a material risk to the Borrower or any Subsidiary of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary exists or is likely to arise on account of any Plan; and the Borrower and each Subsidiary may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any person interested therein.


                            ARTICLE V

                    COVENANTS OF THE BORROWER

     5.1  Covenants of the Borrower

          So long as this Agreement shall be in effect and the Commitment has not been terminated, and until the full and final payment of all principal of, and interest on, all Loans and all other obligations hereunder, the Borrower shall, unless the Bank shall otherwise consent in writing:

          (a) Furnish the Bank with copies of the Borrower's 10-K statements, 10-Q statements, and other periodic statements, Registration Statements, 8-K reports and any and all other reports, statements, or documents filed with the Securities and Exchange Commission, promptly after such filings are made, and (i) with respect to the Borrower's 10-K statements, in no event later than one hundred twenty (120) days after the end of each year, and (ii) with respect to the Borrower's 10-Q statements, in no event later than sixty (60) days after the end of each quarter; and promptly after any request by the Bank such other information regarding the Borrower's activities as the Bank may reasonably request;

          (b) Promptly upon demand by the Bank, pay to and reimburse the Bank for all costs and expenses incurred by the Bank, by reason of payment by the Bank of any governmental charges, taxes (other than taxes levied on earned income) and penalties imposed on this Agreement or any other instrument issued hereunder; and

          (c)  As soon as possible and, in any event, within ten
     (10) days after the Borrower or any Subsidiary knows or has reason to know of the occurrence of any of the following events, the Borrower or such Subsidiary, as the case may be, will deliver to the Bank a certificate of the chief financial officer of the Borrower or such Subsidiary, as the case may be, setting forth details as to such occurrence and such action, if any, which the Borrower or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower or such Subsidiary, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable

     Event has occurred; that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under
     Section 412 of the Code with respect to a Plan; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA, that proceedings may be or have been instituted to terminate a Plan; that a proceeding has been instituted pursuant to
     Section 515 of ERISA to collect a delinquent contribution to a Plan; or that the Borrower or a Subsidiary or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA. The Borrower will deliver to the Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Bank pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Borrower or Subsidiary required to be delivered to the Bank shall be delivered to the Bank no later than ten (10) days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants, or received by the Borrower or any Subsidiary.

          (d) Promptly, upon any principal officer of the Company obtaining knowledge of the occurrence of an Event of Default, or an event which with the passage of time would create an Event of Default, the Borrower shall deliver to the Bank a certificate signed by the Chief Financial Officer, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereof.


                           ARTICLE VI

                        EVENTS OF DEFAULT

     6.1  Default

          Upon the occurrence of any of the following events (each an "Event of Default"):

          (a) The Borrower shall fail to pay when due the principal amount of any Loans; provided, however, that if a Loan is converted pursuant to Section 2.6(b) or 2.6(c) hereof, then the failure to pay the principal amount of such Loan, when due, shall not be deemed an Event of Default under this
     Section 6.1(a);

          (b) The Borrower shall fail to pay, when due, any installment of interest or any Commitment Fee due under this Agreement and such failure continues for seven (7) days after written notice of such non-payment from the Bank to the Borrower or, if the giving of such notice is not permitted or it is otherwise restricted by law, then such failure continues for seven (7) days;

          (c) Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transactions contemplated hereby shall prove to have been false or misleading in any material respect when made or when deemed to have been made;

          (d) The Borrower shall breach or default under any term or provision of this Agreement not otherwise provided for in this Article VI within thirty (30) days after written notice of breach or default from the Bank to the Borrower;

          (e) Any default shall occur under any other agreement involving the borrowing of money or any extension of credit, in the aggregate of Ten Million Dollars ($10,000,000) or more, to which the Borrower may be a party as obligor, if such default gives, or with the giving of notice or the lapse of time or both would give, to the holder of the obligation the right to accelerate the obligation or if the Borrower fails to pay any such obligation when due (including any applicable cure periods) within seven (7) days after written notice from the Bank to the Borrower;

          (f) The Borrower shall fail to pay debts generally as they come due, or admits in writing its inability to pay its debts as such debts become due, files any petition or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, makes any assignment for the benefit of creditors, or takes any corporate action in furtherance of any of the foregoing;

          (g) An involuntary petition shall be filed under any bankruptcy statute against the Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) shall be appointed to take possession, custody or control of the properties of the Borrower, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of said filing or appointment;

          (h) Any financial statements, profit and loss statements or other statements furnished by the Borrower to the Bank prove to be false or incorrect in any material respect;

          (i) The Borrower shall not, nor shall it permit any of its significant Subsidiaries to create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for
     (i) liens permitted by the Borrower's indenture, (ii) existing liens, (iii) liens associated with Califia Company or Enova Corporation, and (iv) any future liens not exceeding an aggregate amount of Ten Million Dollars ($10,000,000);

          (j) The Borrower will not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of substantially all of its property, business or assets, except the Borrower may be merged or consolidated with another Person provided that (x) Borrower is the surviving corporation, or
     (y) (i) the survivor shall continue to use and operate the Borrower's public utility business, (ii) the survivor shall assume the Borrower's obligations hereunder in accordance with documentation reasonably acceptable to the Bank and (iii) after giving effect to such merger or consolidation no Default or Event of Default shall have occurred or be continuing; or

          (k) Any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability; or the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; and there shall result from any such event or events the imposition of a lien upon the assets of the Borrower or any Subsidiary, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, which, in the opinion of the Bank, will have a material adverse effect upon the business, operations, condition (financial or otherwise) or prospects of the Borrower; then, and in any such event, and at any time thereafter if an Event of Default shall then be continuing, the Bank may take any or all of the following actions (provided, that, if an Event of Default specified in Sections 6.1(g) or 6.1(h) shall occur, the result which would occur upon the giving of written notice by the Bank to the Borrower as specified in clauses (i) and (ii) below shall occur without the giving of any such notice):

          (i) Declare the Commitment terminated, whereupon any Commitment Fee shall forthwith become due and payable without any other notice of any kind;

          (ii) Declare the principal of and any accrued interest in respect of all Loans and all other obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

          (iii) Pursue any other remedies available to the Bank under this Agreement or at law or equity.

                           ARTICLE VII

                          MISCELLANEOUS

     7.1  Notice

          All notices, requests or demands to or upon the Borrower shall be given or made at the address set forth below:


     San Diego Gas & Electric Company
     101 Ash Street
     San Diego, California 92101
     Attn:  Cash Management Supv.

Or,

     San Diego Gas & Electric Company
     P.O. Box 1831
     San Diego, California 92112
     Attn:  Cash Management Supv.

     Fax: (619) 696-4899

          All notices, requests or demands to or upon the Bank shall be given or made at the address set forth in Annex 1 hereto.

          Except as otherwise provided herein, all such notices, requests and demands given or made in connection with the terms and provisions of this Agreement shall be deemed to have been given or made when sent overnight or via Federal Express, by registered mail, postage prepaid or, in case of telegraphic notice, when delivered to the telegraphic company, addressed as specified in this Section 7.1 or by telephonic contact followed by immediate written confirmation.

     7.2  Payment of Expenses

          The Borrower hereby agrees to pay all reasonable costs and expenses (including, without limitation, the fees and disbursements of outside counsel and the allocated costs, fees and disbursements for in-house legal services) of the Bank in connection with: (a) the preparation, execution, delivery and administration of this Agreement and the documents and instruments referred to herein and any amendment, waiver, amendment or consent relating hereto or thereto, (b) the enforcement of this Agreement and the documents and instruments referred to herein, and (c) any refinancing or restructuring of the Commitment in the nature of a "work-out".

     7.3  Delay

          No failure to exercise, and no delay in exercising, on the part of the Bank, of any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     7.4  Survival of Representations and Warranties

          All representations, warranties, covenants and agreements of the Borrower contained herein shall survive the making of Loans hereunder and shall continue in full force and effect so long as any amount is outstanding hereunder.

     7.5  Waiver

          This Agreement and any term or provision hereof may be changed, waived, discharged or terminated by an instrument in writing executed by the Borrower and the Bank. Any such change, waiver, discharge or termination effected as above provided in this
Section 7.5 shall be effective for all purposes even as against the Bank and its successors or subsequent assigns who have not joined therein.

     7.6  Delivery of Documents

          The Borrower agrees that any time or from time to time, upon the written request of the Bank, the Borrower will execute and deliver such further documents and do such further acts and things as the Bank may reasonably request in order to fully effect the purposes of this Agreement and to provide for the payment of the principal and the interest of any Loan made hereunder in accordance with the terms and provisions hereof.

     7.7  Binding Effect

          This Agreement shall be binding upon and inure to the benefit of the Bank, the Borrower, and their respective successors and assigns. The Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other person, firm, or corporation (a "Participant") all or part of the obligations of the Borrower under this Agreement. The Borrower agrees that each such disposition will give rise to a direct obligation of the Borrower to the Participant. The Borrower authorizes the Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff or banker's lien against any property of the Borrower in the possession of or under the control of the Bank or such Participant, respectively. The Borrower authorizes the Bank to disclose to any prospective Participant and any Participant any and all information in the Bank's possession concerning the Borrower and this Agreement. The Participant shall, for the purposes of Section 2.12 of this Agreement, be considered to be a "Bank," and shall be entitled to the indemnity provided a Bank under Sections 2.10, 2.11, and 2.12 hereof; provided that, the Borrower shall not have to pay any additional amounts under Section
2.12 of this Agreement to such Participant unless such amount would have been payable to the Bank. The Borrower shall not assign its rights and obligations hereunder without the express written consent of the Bank.

     7.8  Governing Law

          This Agreement and all other agreements and instruments executed hereunder, and the rights and obligations of the parties hereunder, shall be governed by and construed and interpreted in accordance with the laws of the State of California.

     7.9  Execution In Counterparts

          This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first hereinabove written.



SAN DIEGO GAS & ELECTRIC COMPANY

By:________________________________          Date:________________

Title: ____________________________


FIRST INTERSTATE BANK OF
  CALIFORNIA

By:________________________________          Date:________________

Title:_____________________________

                             ANNEX 1
         (Effective January 3, 1995 to January 3, 2000)


     This Annex 1 is attached to and forms a part of the Loan
Agreement, dated as of January 3, 1995, between First Interstate
Bank of California and San Diego Gas and Electric Company (the
"Borrower").

Name of Bank                  First Interstate Bank of California
                              (the "Bank")

Amount of Bank                Fifty million dollars
  Commitment                  ($50,000,000)

Expiration Date of
Availability Period           January 3, 2000


   Bond Rating               Commitment    CD Rate       Offshore
  (S&P/Moody's)     Level     Fee Rate     Margin       Rate Margin

A-/A3 or higher         I       .09%        .375%           .250%
BBB/Baa2 or higher     II       .15%        .475%           .350%
BBB-/Baa3 or lower    III       .30%        .650%           .525%


Bank Account of the           Bank of America
     Borrower                 1850 Gateway Blvd., Concord, CA
                              ABA #121000358
                              San Diego Gas & Electric Company
                              Account #00506-00076

Domestic Lending Office       First Interstate Bank of California
                              1055 Wilshire Boulevard (B10-6)
                              Los Angeles, CA 90017

Offshore Lending Office       Same address as Domestic Lending
                              Office

Address for Notices
      to Bank                 Corporate Loans Operations
                              1055 Wilshire Boulevard (B10-6)
                              Los Angeles, CA 90017
                              Fax:  (213) 488-9909/9959
                              Phone:  Matt Frey at (213) 614-5038


FIRST INTERSTATE BANK OF CALIFORNIA

By:________________________________     Date:______________________

Title:_____________________________